EXHIBIT 10.8
PERFORMANCE RECOGNITION PLAN
of
THE GOODYEAR TIRE & RUBBER COMPANY
As amended and restated on October 7, 2008
(hereinafter called the “Plan”)
I. PURPOSE AND POLICY
          It is the declared policy of the Board of Directors of The Goodyear Tire & Rubber Company, in order to provide incentive for extra effort, that key personnel of the Company shall be compensated in addition to their fixed compensation by participation in a performance recognition plan. Such key personnel shall be selected, as hereinafter provided, from the elected officers and other key employees of the Company.
          The Plan is designed to reinforce Participant effort and responsibility towards achieving the total Company business objectives, the objectives of specific business units and objectives established for individual Participants. Awards to Participants provided under this Plan will vary to the extent these goals and objectives are attained. The basic intent is to tie Awards directly to results that reflect Company growth and success achieved through customer satisfaction, quality products and enhanced shareholder value.
          The Plan shall be subject to discontinuance, or amendment by the Board of Directors, at any time.
II. DEFINITIONS
          For purposes of the Plan, the following terms shall have the following meanings:
     A) Award. Cash payments approved by the Committee and made pursuant to the objectives established pursuant to the Plan in respect of any Plan Year. Solely for purposes of Article VIII, the term “Award” also includes awards earned under the Management Incentive Plan and deferred pursuant to the terms of Article VIII.
     B) Company. The Goodyear Tire & Rubber Company or any of its subsidiaries and affiliates.

     C) Fair Market Value. Fair Market Value means, in respect of any date on or as of which a determination thereof is being or to be made, the closing market price of the Common Stock reported on the New York Stock Exchange Composite Transactions tape on such date, or, if the Common Stock was not traded on such date, on the next preceding day on which sales of shares of the Common Stock were reported on the New York Stock Exchange Composite Transactions tape.
     D) Participant. With respect to any Plan Year, a salaried employee of the Company who has been selected by the Committee to receive an Award under the Plan for such Plan Year subject to the attainment of the established goals and objectives.
     E) Plan Year. Each period of one year beginning January 1 and ending December 31, commencing January 1, 2006.
     F) Retirement. Retirement means termination of employment at age 55 or older with at least 10 years of continuous service with the Company and its subsidiaries.
III. THE COMMITTEE
          The Plan shall be administered by a Committee, the “Committee”, to be comprised of each member of the Compensation Committee of the Board of Directors of the Company, as such Committee is constituted from time to time, that is neither an employee nor an officer of the Company and is not participating, and has not and will not participate, in the Plan. Action by the Committee pursuant to any provision of the Plan may be taken at any meeting held upon not less than five days’ notice of its time, place and purpose given to each member, at which meeting a quorum of not less than four members is present. If less than a majority of the whole Committee is present, such action must be by the unanimous vote of those present, otherwise by a majority vote. The minutes of such meeting (signed by its secretary) evidencing such action, shall constitute authority for the Company to proceed in accordance therewith.
IV. TARGET BONUS
          Each Participant in a Plan Year is granted a target bonus with respect to such Plan Year which is subject to adjustment between zero and the amount the Committee determines that corresponds to the extent to which the performance measures set forth for the performance goal or goals established for the Participant for such Plan Year are achieved.
V. SELECTION OF PARTICIPANTS
     A) With respect to each Plan Year, in consultation with the Chief Executive Officer of the Company (or, if he be unavailable, with the next ranking officer of the Company who may be available),

the Committee shall determine the Participants and establish their respective target bonuses for such Plan Year. The Committee shall also review and approve the goals established for the Participants for such Plan Year. As to such determination, the Committee may rely, to the extent it deems appropriate, upon any information and recommendations obtained from the officer so consulted. As soon as practicable after the selection of Participants for a Plan Year, the Company shall notify them of their participation and target bonuses for such Plan Year.
     B) A list, certified by the Committee (or by the officers as to action pursuant to subparagraph A above), shall evidence the determination of those persons who are Participants in the Plan for such Plan Year and their respective target bonuses.
     C) With respect to employees who are not officers of the Company, the Chairman of the Board of the Company may add such employees as Participants in the Plan during a Plan Year and report such additional Participants to the Committee from time to time.
     D) The Chairman of the Board of the Company may, at his discretion, terminate the participation of any associate in the Plan at any time and may reduce or eliminate the target bonus granted to any associate for any Plan Year at any time prior to the payment of an Award in respect of such grant.
VI. PAYMENT POOL
          A pool for the payment of Awards will be established equivalent to the total of the adjusted target bonus amounts as determined in Section IV hereof for all Participants in the plan.
VII. PAYMENT
          The Committee, in its sole discretion, shall determine if a payment from the pool shall be made to Participants in respect of any Plan Year notwithstanding the fact that the established goals and objectives may have been achieved. If the Committee determines that there will be a payment in respect of a Plan Year, payment of Awards due Participants with respect to the Plan will be made after the close of such Plan Year once the achievement of the performance goals have been determined for funding the pool. All Awards are contingent upon the achievement of the stated performance goals for the Plan Year and a determination by the Committee that a payment shall be distributed to Participants in respect of such Plan Year. The amount of individual Awards will be based upon individual performance and is subject to the discretion of management. All Awards shall be paid in cash on or before the 15th day of the third month following the end of the Plan Year except to the extent converted into deferred stock unit awards as provided in Section VIII hereof or deferred pursuant to the terms of The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives. There

shall be deducted from each Award under the Plan the amount of any tax required by governmental authority to be withheld and paid over by the Company to such government for the account of a Participant entitled to an Award.
VIII. DEFERRAL OF PAYMENT
          The Committee, in its sole discretion, may allow certain Participants in the Plan or the Management Incentive Plan to convert all or a portion of their Award into deferred stock units granted under the 2005 Performance Plan of the Company or a similar successor plan subject to the terms of this Article VIII. If permitted by the Committee, such Participants may elect to convert 25%, 50%, 75% or 100% of their Award into a deferred stock unit account for a period of three years by irrevocably electing prior to the beginning of the Plan Year or Performance Period to defer their award into stock units. If a Participant first becomes eligible to defer amounts under this Plan after the beginning of a Plan Year or Performance Period (within the meaning of Section 409A of the Code and after applying the aggregation rules) then the deferral election must be filed by and shall become irrevocable as of the 30th day following the first day of eligibility and will only apply to the amount of the Award paid for services provided after the election pursuant to Treasury Regulations Section 1.409A-2(a)(7). The amount of the Award that is converted into the deferred stock unit account will be increased by 20%. This 20% increase in the amount of the Award deferred is subject to a one-year vesting requirement as described below. The number of units deferred will be determined by dividing 120% of the deferral amount by the Fair Market Value of the Common Stock (each as defined in the 2008 Performance Plan)of the Company on the date the payout is approved by the Committee. If the Participant terminates employment (except by death or Retirement) prior to the end of the Calendar Year following the Plan Year in which the Award was earned, the deferred stock unit account relating to such year will be reduced to equal the number of units that would have been needed to be equal to 100% of the portion of the Award that was deferred on the date the payout was approved by the Committee. The Committee may authorize dividend equivalents at the same rate as dividends are paid on the Company’s Common Stock, to be reinvested in the deferral account based on the Fair Market Value of the Company’s Common Stock on the date the Company pays any such dividend. Unless the Award has been previously paid out due to a death as specified in paragraph D) of Article IX, on March 31 of the fourth year following the end of the Plan Year or Performance Period for which the Award was earned, the deferred stock unit accounts will be converted into shares of the Company’s Common Stock and issued to the Participant less amounts withheld to satisfy any tax withholding requirements.
IX. CHANGE IN PARTICIPANT’S STATUS

     A) Any Participant who is not an employee of the Company on December 31 of a Plan Year forfeits his or her participation for such Plan Year unless employment termination was due to the employee’s death or Retirement.
     B) Any Participant whose employment terminates due to Retirement shall have his or her target bonus prorated for the Plan Year during which the associate’s Retirement Date occurred. Such pro rata target bonus is calculated by multiplying the percentage of days occurring prior to the Retirement Date (ie, number of days occurring prior to the Retirement Date divided by 365) by the target bonus as adjusted by Section IV. Notwithstanding the above, a Participant who, after Retirement, enters into a relationship either as an employee, consultant, agent or in any manner whatsoever with an entity that sells products in competition with products sold by the Company and its subsidiaries, forfeits the right to receive a distribution under this Plan in respect of such Plan Year. In the event such Participant enters into such a relationship with a competitor within six months following a distribution or deferral under this Plan, the Participant agrees to refund to The Goodyear Tire & Rubber Company any such distribution the Participant received and to forfeit any amounts deferred into a deferred stock unit account.
     C) Any Participant whose employment status changes during a Plan Year due to layoff, leave of absence or disability shall have his or her target bonus prorated, subject to the adjustment as provided for in Section IV hereof. Such pro rata target bonus is calculated by multiplying the percentage of days actually worked during the Plan Year (ie, number of days actually worked divided by 365) by the target bonus for such Plan Year.
     D) A Participant whose employment terminates during a Plan Year due to death shall have his or her target bonus for such Plan Year prorated and the prorated target bonus shall not be adjusted under Section IV hereof. Such pro rata bonus is based on days occurring prior to death in such Plan Year and calculated by dividing the number of days prior to death occurring in the Plan year by 365, then multiplied by the target bonus. The distribution of the bonus and also the Fair Market Value on the date of death of any deferred stock unit accounts of a deceased Participant shall be made in a lump sum within 60 days of Participant’s death to the Participant’s executors, administrators, or such other person or persons as shall, by specific bequest under the last will and testament of the Participant, be entitled thereto.
X. MISCELLANEOUS CONDITIONS
          The Plan and all participation therein shall be subject to the following conditions:
     A) Any change in Participant’s status under Article IX except for a Death (as provided in its Paragraph D) only affects the vesting and calculation of an award granted and does not change the deferral of an award or the time and form of the distribution of any deferred compensation election.
     B) Nothing in the Plan shall obligate the Company with respect to tenure of office or duration of employment of any Participant or provide for or continue participation in the Plan by any Participant in the Plan for any Plan Year in respect of any subsequent Plan Year.
     C) All right, title and interest in the Plan shall be personal to the Participant and not subject to voluntary or involuntary alienation, hypothecation, assignment or transfer, except that participation is subject to forfeiture as provided herein. No Participant or Beneficiary shall have any right, title or interest whatever in or to any investment reserves, accounts, trusts or other funds or assets that the Company may purchase, establish, or accumulate to aid in paying any Award as and when due to the Participants under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant, his or her Beneficiaries or any other person. Neither a Participant nor his or her Beneficiaries shall acquire any right or interest under the Plan other or greater than that of an unsecured creditor.
     D) The Committee shall have power finally to interpret any of the provisions of the Plan and to lay down any regulations not inconsistent herewith for its administration.
     E) Nothing in the Plan shall prevent or interfere with any recapitalization or reorganization of the Company or its merger or consolidation with any other entity. In any such case, the recapitalized, reorganized, merged, or consolidated entity shall assume the obligations of the Company under the Plan or such modification hereof as, in the judgment of the Board of Directors, shall be necessary to adapt it to the changed situation and shall provide substantially equivalent benefits to the Participants.
     F) Termination and Amendment of Plan
       (1) The Company may terminate, suspend, amend, modify or otherwise act in respect of the Plan subject to the requirements of this Section at any time and from time to time.
       (2) Requirements to Terminate. The Board may only terminate this Plan with respect to deferrals under Article VIII under the following conditions:
          (a) The Company may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier the taxable year in which the amount is actually or constructively received): (1) the calendar year in which the Plan termination and liquidation occurs; (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (3) the first calendar year in which the payment is administratively practicable.
          (b) The Company may terminate and liquidate the Plan pursuant to irrevocable action taken by the Board of Directors within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5), provided that this paragraph will only apply to a payment under the Plan if all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.
          (c) The Company may terminate and liquidate the Plan, provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (ii) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation §1.409-1(c) if any Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-1(c) if the same service provider participated in both plans, at any time within three years following the date the service recipient takes all necessary action to irrevocably terminate and liquidate the Plan.
     G. Compliance with Section 409A of the Code.
          (1) It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that affects such intent, and the Committee shall not take any action that would be inconsistent with such intent.
          (2) Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.
          (3) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409(A)(a)(1) of the Code.
Executed this 22nd day of December, 2008.

THE GOODYEAR TIRE & RUBBER COMPANY
By:	/s/ Joseph B. Ruocco
Joseph B. Ruocco
Senior VP, Human Resources

ATTEST:
By:	/s/ Bertram Bell
Bertram Bell
Assistant Secretary